THE KAUFMANN FUND, INC.

                              AGREEMENT PURSUANT TO
                         RULE 12b-1 PLAN OF DISTRIBUTION
                         -------------------------------

     WHEREAS, The Kaufmann Fund, Inc. (the "Fund"), a fund which charges neither an initial sales charge nor a deferred sales charge, has adopted a Rule 12b-1 Plan of Distribution, as amended, which provides for the utilization of Fund assets to finance certain activities which are primarily intended to result in the distribution of the Fund's shares; and

     WHEREAS,  the  Fund  wishes  to  engage  the  services  of  Edgemont  Asset
Management Corporation, from time to time, to provide or arrange for the provision of the activities described in paragraph 2.1 of the Rule 12b-1 Plan (hereafter the "Services");

     WHEREAS, Edgemont Asset Management Corporation has agreed to provide or arrange for the provision of the Services, as requested, from time to time, by the Fund.

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

     1. The Fund hereby agrees that it will finance the Services which are primarily intended to result in the sale of the Fund's shares which shall include but not be limited to (a) advertising, (b) compensation of persons engaged in the offer and sale of the Fund's shares and/or administering the accounts and providing information to shareholders, (c) the printing and mailing of prospectuses and reports to other than current Fund shareholders, and (d) the printing and mailing of sales literature.

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Edgemont Asset Management Corporation agrees that it will provide or arrange for the provision of the Services.

     2. Payments made by the Fund under the terms of this Agreement for the Services shall not exceed, in the aggregate, one percent (1%) of the Fund's average daily net asset value, per annum.

     3. Edgemont Asset Management Corporation shall provide to the Fund, at least quarterly, a written report concerning the disposition of monies, paid or payable by the Fund, pursuant to this Agreement, the amounts so expended and the purposes for which such expenditures were made.

     4. This Agreement shall not take effect until it has been approved by the vote of both a majority of (a) those Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or this Agreement ( the "Rule 12b-1 Directors"); and (b) all of the Directors then in office cast at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time without payment of a penalty by a vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the Fund's outstanding voting securities, on not more than sixty days prior written notice to the other party to the Agreement, and shall terminate automatically in the event of its assignment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, the 4th day of December, 1992.

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                                            THE KAUFMANN FUND, INC.
Attest:

/s/ Olga Mendez                             By: /s/ Hans P. Utsch
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          OLGA MENDEZ                               HANS P. UTSCH
          Assistant Secretary                       President


                                             EDGEMONT ASSET MANAGEMENT
                                                 CORPORATION
Attest:

/s/ Olga Mendez                             By: /s/ Lawrence Auriana
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          OLGA MENDEZ                               LAWRENCE AURIANA
          Assistant Secretary                       President

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